UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2012

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2012, the board of directors of Dividend Capital Diversified Property Fund Inc. (the “Company”) appointed Jeffrey L. Johnson to serve as Chief Executive Officer, effective no later than January 16, 2013. Mr. Johnson will become an employee of the Company’s advisor, Dividend Capital Total Advisors LLC, effective no later than January 16, 2013.

Jeffrey L. Johnson, age 53, served as Managing Principal of Lakeshore Holdings, LLC (“Lakeshore”), a private equity real estate firm that he founded, from 2007 through December 2012. From December 2009 to June 2011, he also served as founder and Managing Principal of Reunion Office Holdings, LLC, a private equity real estate firm, and from January 2009 to November 2009, he served as Chief Investment Officer and Managing Director of Transwestern Investment Company, a private equity real estate firm now known as Pearlmark Real Estate Partners. From 2003 until Equity Office Properties Trust was acquired by the Blackstone Group in February 2007, Mr. Johnson served as Chief Investment Officer, Executive Vice President and Chairman of the Investment Committee of Equity Office Properties Trust. Equity Office Properties Trust was a publicly traded REIT and at that time was the largest publicly traded owner and manager of office properties in the United States. While at Equity Office Properties Trust, Mr. Johnson restructured the investment group and implemented an investment strategy that resulted in over $12.5 billion in transaction volume, providing capital for a $2.6 billion stock repurchase. From 1990 to 1999, Mr. Johnson was a senior executive at Equity Office Properties Trust and its predecessor entities, most recently serving as Chief Investment Officer. Mr. Johnson was instrumental in completing Equity Office Property Trust’s initial public offering in July 1997, setting investment strategies and completing over $9 billion of real estate operating company transactions and property acquisitions. From 1990 to 1996, he was a senior acquisitions officer where he was responsible for acquiring over $1.2 billion of office properties. From 2000 through 2003, Mr. Johnson served as a Managing Director, founding Partner, and Co-Head of U.S. Investments for Lehman Brothers Holdings, Inc.’s real estate private equity group, where he was one of six founding members that raised a $1.6 billion first-time fund, built an international investment group, and executed a process that resulted in $580 million of equity investments, in over $6.9 billion of real estate, during the fund’s first 30 months.

During his career, Mr. Johnson has overseen acquisition and disposition activity in various real estate and real estate-related investments, including core office properties, development projects, joint ventures, international investments, mezzanine loans and multi-asset class portfolio transactions. He has also been instrumental in numerous significant public and private capital markets and mergers and acquisitions transactions. Mr. Johnson serves as Chairman of the Northwestern University Kellogg Real Estate Advisory Board and as a Trustee and the Treasurer of The Nature Conservancy’s Illinois Chapter. Mr. Johnson is also a member of each of the Urban Land Institute and the Chicago Commonwealth Club. Mr. Johnson received his Master’s degree in Business Administration from Northwestern University’s Kellogg Graduate School of Management and his Bachelor’s degree from Denison University.

Guy M. Arnold has informed the Company that, in order to pursue other opportunities, he will resign as President effective immediately prior to the date that Mr. Johnson becomes the Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Diversified Property Fund Inc.

December 21, 2012

	By:	/S/ M. KIRK SCOTT
M. Kirk Scott
Chief Financial Officer